UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 25, 2009
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 755-5500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 25, 2009, at the annual meeting of shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), the shareholders of the Company, upon the recommendation of the Company’s Board of Directors (the “Board”), approved an amendment and restatement of the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2008 Plan”) in the form of the Amended and Restated 2008 Developers Diversified Realty Corporation Equity-Based Award Plan (the “Amended and Restated 2008 Plan”). The Board adopted the Amended and Restated 2008 Plan, subject to shareholder approval, on April 28, 2009.
     The Amended and Restated 2008 Plan provides an opportunity for the Company’s employees and directors to receive equity or equity-based awards that increase their proprietary interest in the Company’s business and enhance their personal interest in the Company’s success. In general, the Amended and Restated 2008 Plan amends the 2008 Plan as follows:
•	Increases the total aggregate number of common shares reserved and available for awards by 4,500,000 common shares to 7,400,000 common shares, subject to adjustment in certain circumstances;

•	Provides that the following common shares will not be added back to the common shares reserved and available for awards: (1) common shares tendered or withheld in payment of a stock option’s exercise price or in satisfaction of tax withholding obligations; (2) common shares subject to a share appreciation right (“SAR”) that are not actually issued when the SAR is settled in stock; or (3) common shares repurchased in the open market or otherwise with the cash received from a stock option holder in payment of the stock option’s exercise price;

•	Clarifies that incentive stock options may only be granted to employees that meet the requirements for such awards under the Internal Revenue Code and that, subject to adjustment in certain circumstances, the Company will not issue more than an aggregate of 7,400,000 common shares upon the exercise of incentive stock options;

•	Increases the annual aggregate individual award limit by 500,000 common shares to 1,000,000 common shares per calendar year, subject to adjustment in certain circumstances;

•	Provides that in no event will any award granted under the Amended and Restated 2008 Plan be transferred for value;

•	Clarifies that, without shareholder approval, the Company will not engage in the following “repricing” activities with respect to stock options or SARs: (1) amend the terms of outstanding stock options or SARs to reduce the applicable option price; and (2) except in connection with certain corporate transactions or events described in the Amended and Restated 2008 Plan, cancel any outstanding stock options or SARs in exchange for other awards granted under the Amended and Restated 2008 Plan, stock options or SARs with an applicable option price that is less than the original option price, or cash. This prohibition is not intended to prohibit certain adjustments or payments provided for under the Amended and Restated 2008 Plan, but the prohibition may not be amended without approval by the shareholders;
•	Provides that: (1) dividend equivalent rights, dividends, dividend equivalents and other distributions will not be granted with respect to or paid on stock options or SARs; and (2) to the extent that performance-based restricted shares, deferred shares, other share-based awards and dividend equivalent rights have not been earned, dividends or other distributions on such unearned performance-based restricted shares, deferred shares, other share-based awards and dividend equivalent rights must be deferred and deemed reinvested in additional performance-based awards until the underlying performance-based awards have either been earned or forfeited; and

•	Eliminates the concept and definition of a “Potential Change in Control” and revises the definition of “Change in Control” to:
•	provide that a change in control occurs upon, among other things, the consummation of a consolidation or merger in which the Company does not survive, the sale of substantially all of the Company’s assets, or the Company’s liquidation or dissolution (rather than Board or shareholder approval of a consolidation, merger, sale of assets or liquidation or dissolution); and

•	clarify the circumstances under which a change in control would be triggered by a turn-over of the majority of the Company’s Board within any two-year period.
     In June 2009, the Board also approved amendments to the Amended and Restated 2008 Plan that will:
•	With respect to future grants under the Amended and Restated 2008 Plan, revise the definition of the term “Change in Control” in the Amended and Restated 2008 Plan to provide that a Change in Control shall occur upon the acquisition by any individual, entity or group of beneficial ownership of 30% or more of the voting power of the Company’s outstanding securities without the prior consent of the Board (which represents an increase from 20% or more);

•	Eliminate the automatic vesting of awards made pursuant to the Amended and Restated 2008 Plan solely upon the occurrence of a Change in Control or 409A Change in Control (as defined in the Amended and Restated 2008 Plan); and

•	Clarify that awards to non-employee directors shall not be subject to management discretion.
     New award agreements evidencing awards made pursuant to the Amended and Restated 2008 Plan (“Award Agreements”) will provide that accelerated vesting of awards made pursuant to the Amended and Restated 2008 Plan in connection with a Change in Control or a 409A Change in Control will only be triggered if, within two or three years following the Change in Control or 409A Change in Control (as applicable and consistent with the time periods provided in any employment agreement or change in control agreement to which the participant is a party), a participant’s employment with the Company, any subsidiary or any affiliate entity thereof is terminated without “cause” or, if the Award Agreement so provides, the participant resigns for “good reason” (to be defined in the Award Agreements).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Joan U. Allgood
Joan U. Allgood
Executive Vice President — Corporate Transactions and Governance

Date: July 1, 2009